Exhibit 2.8

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Amendment to
Certificate of Designation
After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.  Name of corporation:

Global Entertainment Holdings, Inc.

2.    Stockholder approval pursuant to statute has been obtained.

3.    The class or series of stock being amended:

Series B Preferred Stock

4.    By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 5(e) has been deleted, removing the automatic conversion feature from the Series B.

Section 8 has been amended and Section 9 has been deleted to clarify the effects of stock splits, etc. The language of new Section 8 is as follows:

8. EFFECT OF STOCK SPLIT, ETC. If the Company, at any time while this Preferred Stock is outstanding: (A) subdivides outstanding shares of Common Stock into a larger number of shares, (B) combines (including by way of reverse stock split) outstanding shares of common Stock into a smaller number of shares or (C) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8 shall become effective immediately after the effective date of such subdivision, combination or reclassification.

Please also see the attached Amended Certificate of Designation for Series B Preferred Shares.

5. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6.  Officer Signature: (Required)                        /s/ Gary Rasmussen

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.